Exhibit 99.1
Twitter Q4 and Fiscal Year 2021 Shareholder Letter
San Francisco, CA
February 10, 2022

Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. All growth rates referenced below are year over year unless otherwise indicated. The sum of individual metrics may not always equal total amounts indicated due to rounding.
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Highlights
•We made meaningful progress in 2021 against our 2023 goals: doubling development velocity by the end of 2023, delivering at least 315 million mDAU in Q4’23, and delivering $7.5 billion or more in revenue for the full year of 2023.

•Q4 revenue reached $1.57 billion, with ad revenue of $1.41 billion, both up 22% year over year, driven by ongoing revenue product improvements, solid sales execution, and a broad, continued increase in advertiser demand.

•Average monetizable DAU (mDAU)(1) reached 217 million, up 13% year over year, driven by product improvements, as well as global conversation around current events.

•In 2022, we expect full-year revenue to grow in the low to mid 20% range vs. 2021, excluding MoPub and MoPub Acquire(2), with performance ad revenue growing faster than brand, and mDAU growth accelerating in the US and International markets over the course of the year.

•Twitter’s Board of Directors has approved a new $4 billion share repurchase authorization. We intend to enter into a $2 billion accelerated share repurchase (ASR) and repurchase the remaining $2 billion over time.

We made meaningful progress in 2021 against our 2023 goals: doubling development velocity by the end of 2023, delivering at least 315 million mDAU in Q4’23, and delivering $7.5 billion or more in revenue for the full year of 2023.

In 2021, we increased development velocity across consumer and revenue products with significant investments in data and machine learning (ML), including initial steps towards migrating our ML systems to the Google Cloud Platform. We also made progress on our consumer product roadmap, with the addition of 25 million mDAU over the course of the year and significant improvements in important lead indicators for future mDAU growth, including a more than 25% year-over-year increase in the number of people who come to Twitter every day to either create a new account or reactivate an existing account,(3) and a 35% year-over-year increase in daily sign-ups. We also increased revenue by 37% year over year in 2021, surpassing $5 billion in annual revenue, with meaningful revenue product improvements across Brand, direct response (DR), commerce, and small and medium-sized businesses (SMB).

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(1) We are updating our mDAU definition in Q4'21 to also include "paid Twitter products, including subscriptions", so this key metric continues to accurately reflect our audience as our products evolve. This change had no material impact on the number of mDAU reported in the fourth quarter of 2021, and is unlikely to do so in the near future. This change is effective for the fourth quarter of 2021 and for future periods, and it did not affect prior periods.
(2) In December 2021, we completed the wind down of MoPub Acquire (formerly known as CrossInstall) and on January 1, 2022, we closed the sale of MoPub to AppLovin. Note that full year revenue in 2022 is expected to grow in the 15-20% range, when including MoPub and MoPub Acquire revenue in FY21.
(3) Who have not been on the service for 30 days or more.

We are supporting clearer decision-making, increased accountability, and improved execution with our move to a General Manager (GM) model across our consumer product, revenue product, and core tech teams. In this new structure, the GM for each group will lead all of the core resources needed across engineering, product, design, and research for their respective area and report directly to the CEO. We believe this new structure will simplify decision-making, increase accountability, and drive better outcomes.

Twitter serves the public conversation. We have a massive opportunity in front of us to grow revenue and mDAU, to serve billions of people daily, and to lean into the $150 billion (and growing) digital ads market, where we have less than 3% market share today.

Q4 revenue reached $1.57 billion, with ad revenue of $1.41 billion, both up 22% year over year, driven by ongoing revenue product improvements, solid sales execution, and a broad, continued increase in advertiser demand.

Our monetization strategy is designed to help advertisers achieve their goals at every stage of the marketing funnel — from awareness and consideration, all the way through to conversion. Increasing our share in the digital ads market, and in performance advertising in particular, in 2022 and beyond will be the tangible measure of our success. Over time, we remain focused on reaching a 50/50 revenue split for brand/direct response revenue from today’s 85/15 split.

In addition to ongoing improvements to our traditional brand and Mobile Application Promotion (MAP) offerings, we believe we can help our customers, from the largest advertisers in the world to small and medium-sized businesses (SMBs), achieve better consideration for their products and services by driving website traffic from Twitter.

In support of our mid-funnel efforts, we have spent the last year rebuilding our Website Clicks product to deliver both cost efficiency and high-quality traffic through a series of product improvements. These include the launch of Click ID and Multi-Destination Carousel in Q1 and Q4, respectively; the extension of our Learning Period model (originally created for MAP) to Website Traffic campaigns in Q4, driving 10% higher click-through rates (CTR) and a 28% increase in the number of campaigns that achieved the minimum viable threshold for campaign performance.(4) And the launch of three new offerings in January of 2022 designed to improve performance for Website Traffic campaigns in a privacy-sensitive way: Site Visits Optimization, Aggregated Measurement, and the Events Manager. Site Visits Optimization helps advertisers serve ads to people who are more likely to visit their website, resulting in a ~30% drop in the average cost-per-site-visit.(5) Aggregated Measurement provides an aggregated view of site metrics and conversion events for accounts that have opted-out of tracking on iOS devices, with early results showing a ~30% increase in attributable Site Visit Conversions across advertiser campaigns.(6) The Events Manager makes it easier for advertisers to set up Twitter Website Tags and monitor event conversions all in one place. To better reflect our progress and value proposition, we rebranded Website Clicks to Website Traffic as part of our January 2022 launch.

Although website traffic is not part of the performance ads description(7) we first shared at Analyst Day in 2021, it can be considered a standard part of a performance ads offering in the industry, and our success in driving consideration will be an important factor in our ability to provide full funnel marketing support to advertisers of all sizes. We look forward to providing updates on our progress throughout the advertising funnel as we execute on our roadmap.

We continue to innovate for MAP advertisers as well. In Q4, we started testing App Install ads in contextually relevant conversations, with early test results showing a 20% increase in attributed app installs. We also launched an in-app purchase pilot on Android — the first step in allowing advertisers to move further down-funnel and optimize beyond installs.

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(4) Reflects A/B testing performed between November 30 and December 15, 2021. The treatment group received the Learning Period treatment, while the control group did not.
(5) Twitter funded advertiser tests conducted from November to December 2021, comparing performance between 15 website campaigns using Site Visits Optimization and 15 website campaigns using Conversions Optimization and optimizing for a Site Visit event.
(6) Data pulled from 12/17/2021-1/13/2022 across all advertiser campaigns running on all OS platforms (iOS, Desktop, Android, Other), comparing the number of Site Visit conversions that were attributable with Aggregated Measurement enabled vs. the number of Site Visit conversions that were attributable without Aggregated Measurement.
(7) The performance ads designation we shared at Analyst Day in 2021 refers to Mobile App Installs and Re-engagements, as well as offerings that drive Website Events and Conversions. It does not include revenue associated with Website Clicks or Website Traffic objectives.

The revenue impact associated with App Tracking Transparency (ATT) in Q4 remained modest, and we have incorporated an ongoing modest impact into our Q1 guidance. The impact of ATT is likely to vary across ad platforms given the unique mix of ad formats, signal, and remediations on each, as well as other factors. Although retooling our revenue products in light of Apple’s privacy-related iOS changes took additional time, energy, and resources in 2020 and 2021, we believe that our product improvements have helped reduce the impact on Twitter. As we look ahead, there is more work to do, but we remain confident that we have a roadmap in place that can allow us to continue improving our product performance and navigate future potential changes while growing our ads business and achieving our goals.

We continue to see opportunities to better leverage our unique signal in order to improve people’s experience on Twitter and show them more effective ads across brand and direct response. In Q4, we began integrating signals from organic Topic follows on Twitter into our ads targeting algorithm, with early results showing an almost 10% increase in the average targetable interest segment size. We also experimented with ad relevance in search, integrating the search query into our ads targeting algorithm. The update was applied to ~5% of search volume in Q4, measured from the date of launch, with a 10%+ improvement in performance CTR for most campaign objectives.

For Brands, investments in our video ads ML models in Q4 allowed us to improve targeting and deliver more impressions at lower prices for brand advertisers. We also started beta testing our new Campaign Planner, a self-serve media planning tool that forecasts important KPIs for brand advertisers, including reach, impressions, average frequency, and CPM.

For SMBs, we made several improvements to Quick Promote in Q4. We made it easier for advertisers to find and leverage Quick Promote by adding new entry points for Professional Accounts in Q4, driving an increase in campaign volume, and we started testing campaign goal selection, which allows advertisers to choose their campaign goal (i.e., increasing engagement, getting more followers, etc.) early in their campaign set-up, driving a 10% increase in average daily revenue per participating advertiser.

We also continued to build on the launch of Twitter for Professionals in Q4, providing businesses, creators, and developers of all sizes with the ability to showcase their content, products, and services directly on Twitter for free. In order to gain access to the wide range of tools only available to Professional Accounts on Twitter, including Quick Promote, Advanced Profile features, Twitter Ads, and Twitter Shopping, accounts with commercial intent are now asked to register for a Professional Account. Since introducing Professional Accounts in Q3, we’ve seen more than 2 million sign-ups, providing us with valuable information about who might be likely to purchase ads to promote their business on Twitter in the future as we continue to improve our offerings.
People come to Twitter to learn about goods and services, and commerce on Twitter will be an important way to help people and advertisers move from exploration to transaction. To that end, in Q4, Walmart kicked off Cyber Week with the first-ever Live Shopping event on Twitter, driving 2M+ total livestream views and exceeding engagement expectations. During live shopping events, people can be a part of the conversation, check out products, and watch the livestream on an in-app browser so that they don’t miss anything on Twitter while making purchases. We also expanded our Shop Module pilot in Q4 and launched a test for our new Twitter Shopping Manager, a central hub where merchants can open a storefront on Twitter in less than five minutes.
We launched Twitter Blue in the US and New Zealand in Q4 across iOS, Android, and web, bringing subscribers even more features, more content, and more ways to participate in the conversation, including a fast-loading, ad-free reading experience when they visit many of their favorite news sites in the US.(8) Subscribers also have access to Reader, which turns long threads into an easier-to-read experience, and they can preview and perfect Tweets before they are sent, easily view the most-shared articles in their network over the last 24 hours,(9) customize the look and feel of their Twitter experience, and get early access to features we’re testing.
We also made major updates to our developer platform in Q4, making it easier for new developers to get started, providing more access and features for free, and removing restrictive policies to expand what developers can build. We’re encouraging developers to innovate in new ways, and shape the future of public discourse on Twitter with solutions that improve the health and safety of the public conversation, enable creative and personal expression, measure and analyze what’s happening, and impact the greater good. As part of this work, we partnered with S&P Dow Jones Indices in Q4 so that they could use sentiment scores derived from Twitter Data to analyze the cashtag conversation on Twitter and launch two new indices, the S&P 500 Twitter Sentiment Index and the S&P 500 Twitter Sentiment Select Equal Weight Index.

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(8) Available on iOS and desktop only.
(9) Available on Android and desktop only.

Average monetizable DAU (mDAU) reached 217 million, up 13% year over year, driven by product improvements, as well as global conversation around current events.

Our mission is to serve the public conversation, and with a broad selection of content that can be personalized to each individual’s interests, we believe Twitter is the best place to find out what’s happening.
Much of our consumer product strategy is designed to strengthen Twitter’s personalization and selection. We are improving personalization by better understanding customer interests through advanced ML and building products like followable Topics. To improve selection, we are building an entire portfolio of products that enable content creators, publishers, and businesses of all sizes to build and connect with their audience on Twitter, using Spaces, Communities, Super Follows, Tipping, Newsletters, Professional Accounts, Shopping, Commerce, and more.
We believe we can provide more value for people with personalized content if they sign-up and log in to Twitter vs. remaining logged out. As a result, in Q4 we started encouraging people who frequently consume Twitter content on a logged out basis to create an account and log in. We also made it easier for existing accounts to log in and for new customers to sign up by extending our single sign-on prompt to all sign-up and login screens in Q4, resulting in 40% of all new accounts created in Q4 using single sign-on. Once people are logged in, we’re leveraging improvements in personalization and relevance to give them a better experience, helping them discover more great content on Twitter and bringing them back more often.
In Q4, we continued our work to make Twitter the best place for people to keep up with and discuss their interests through improved personalization and better onboarding with Topics. Approximately 280 million accounts now follow at least one Topic, with more than 14,500 Topics available across 11 languages. We also improved the personalization of Topic notifications and recommendations and began requiring interest selection as part of the sign-up flow for new accounts. This resulted in reduced churn, increased engagement, and a higher number of account follows for new accounts.
Creators drive selection, and, as such, they are a critical part of the Twitter ecosystem. Making it easier for them to start interesting conversations, create communities, and get paid, is an important part of our work. To that end, in Q4, we launched the ability to subscribe to newsletters directly from the timeline, made Ticketed Spaces, Tips, and Super Follows available on Android, and continued to expand Communities, providing new tools for administrators and moderators to create, customize, and manage their communities. We are continuing to rapidly iterate on Spaces, making it easier to find and join Spaces with the launch of a dedicated tab available to select accounts on iOS, and we're also extending reach, with the ability to share recorded Spaces on Twitter and share direct links with people not on Twitter so that anyone can listen via the web.
Our partnerships with media companies, news organizations, and sports leagues, also help drive selection on Twitter, providing a wide range of premium live and on-demand video content, with highlights, clips, and now Spaces. Examples from Q4 include:
•A multi-year global extension of our existing partnership with the NBA that brings additional content to Twitter Spaces throughout the NBA’s landmark 75th Anniversary season and beyond. The Spaces will allow for sponsorship, giving brands new opportunities to connect and engage with fans through live NBA audio. The league will also continue to provide fans with the best moments on Twitter, with additional live content, highlights, Twitter Moments, and livestreams that are complementary to TNT’s game broadcasts.
•A multi-year global agreement to deliver premium video content associated with ViacomCBS’ biggest live events, hit shows, and iconic franchises, including BET, CBS Television Network, CBS News, CBS Sports, Channel 5, CMT, Comedy Central, MTV, Network 10, Nickelodeon, Paramount Network, and Telefe.
•A multi-year global renewal of our partnership with Bloomberg Media that includes a new video series focused on cryptocurrency, content for Twitter Spaces, and video coverage across all major media markets in North America, EMEA, LATAM, and APAC.

Protecting the health of the public conversation remains a top priority, and we are continuing to leverage ML and relevance to ensure that individuals can find credible information from authoritative sources on Twitter. As an example, in conjunction with #COP26, we launched a series of pre-bunks — hubs of credible, authoritative information across Explore, Search, and Trends that surfaced reliable, factual information across a number of key topics, including the science backing climate change and global warming realities. We also launched a global expansion of our #ThereIsHelp notification service in Q4 with a dedicated search prompt for HIV-related information across Asia Pacific and the Americas. The prompt provides valuable and authoritative information around HIV and encourages people to reach out and get help when they need it. We also added more details to our COVID-19 policy in Q4, explaining what we do based on a Tweet's potential for harm, what counts as a violation, and how we use @TwitterMoments to surface authoritative information in real-time.

Transparency is also an important part of protecting the health of the public conversation. Twitter has been publishing a comprehensive, public archive of data related to state-backed information operations since 2018. Since that first disclosure, we’ve shared 37 datasets of attributed platform manipulation campaigns originating from 17 countries, spanning more than 200 million Tweets and nine terabytes of media. In Q4 of 2021, we disclosed an additional 3,465 accounts to our archive of state-linked information operations — the only one of its kind in the industry. Every account and piece of content associated with these operations has been permanently removed from the service, and we shared the relevant data with our leading research partners for additional research and learning.
In 2022, we expect full-year revenue to grow in the low to mid 20% range vs. 2021, excluding MoPub and MoPub Acquire(10), with performance ad revenue growing faster than brand, and mDAU growth accelerating in the US and International markets over the course of the year.
In 2022, we expect full-year revenue to grow in the low to mid 20% range vs. 2021 (excluding MoPub and MoPub Acquire), with performance ad revenue growing faster than brand, and mDAU growth accelerating in the US and International markets over the course of the year -- all driven by investments initiated in 2021.
We expect total costs and expenses to grow in the mid 20% range in 2022 vs. 2021 (excluding one-time items), with an upward bias if we see the opportunity to drive faster growth in revenue or mDAU. Expenses in 2022 are expected to ramp in absolute dollars over the course of the year as we invest, with expected headcount growth of approximately 20% and a focus on R&D.

During our Q3 earnings call, we stated that headcount growth, with annual merit increases, and other investments we made in 2021, including our new data center, would result in a mid 20% increase in total expenses in 2022 prior to any incremental hiring or investment decisions. Since that time, we have identified cost efficiencies and reallocations that will allow us to fund incremental investment in 2022 within the previously communicated mid 20% range.

As a reminder, SBC expense is closely tied to headcount, the timing of grants, and vesting. Note that there will likely be a larger sequential increase in Q1 of 2022 relative to prior years, driven by a competitive labor market and the anticipated earlier issuance of annual equity grants. As such, we expect to report a sequential increase in SBC expense of approximately $45 million in Q1, with a gradual increase in SBC expense from Q1 levels over the course of the year.

Twitter’s Board of Directors has approved a new $4 billion share repurchase authorization. We intend to enter into a $2 billion accelerated share repurchase (ASR) and repurchase the remaining $2 billion over time.

Our Board of Directors has authorized a new $4 billion share repurchase program. The program is effective immediately and replaces the previously authorized $2 billion program from 2020, of which approximately $819 million remained. As part of the new program, we intend to enter into a $2 billion ASR and repurchase the remaining $2 billion over time. We will continuously evaluate efficient alternatives to using cash on hand to fund the program, including accessing the capital markets, subject to market conditions.
Q4 and Fiscal Year 2021 Financial and Operational Detail

Fiscal Year 2021

Total revenue for 2021 reached approximately $5.08 billion, an increase of 37% or 36% on a constant currency basis. Advertising revenue grew 40%, with the US growing 41% and international growing 39%. Our revenue mix in FY21 remained approximately 85% Brand and 15% DR, reflecting a strong year for both Brands and DR in 2021. Looking ahead, we expect performance ad revenue will grow faster than Brand in 2022, and there is no change to our long-term goal of reaching a 50/50 Brand/DR revenue mix over time.

Data licensing and other revenue totaled $572 million, up 12%. MoPub and MoPub Acquire (formerly known as CrossInstall) generated approximately $218 million in annual revenue in 2021, with approximately $51 million, $53 million, $54 million, and $60 million recognized in Q1, Q2, Q3 and Q4, respectively. As noted, we completed the wind-down of MoPub Acquire in December 2021 and the sale of MoPub on January 1, 2022.

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(10) In December 2021, we completed the wind down of MoPub Acquire (formerly known as CrossInstall) and on January 1, 2022, we closed the sale of MoPub to AppLovin. Note that full year revenue in 2022 is expected to grow in the 15-20% range, when including MoPub and MoPub Acquire revenue in FY21.

Total costs and expenses (including cost of revenue and all operating expenses) totaled $5.57 billion in 2021, resulting in an operating loss of $493 million, including a one-time litigation-related net charge of $766 million(11) in Q3 of 2021. This compares to total costs and expenses (including cost of revenue and all operating expenses) of $3.69 billion in 2020, resulting in an operating income of $27 million, including a $150 million non-recurring expense related to an ongoing FTC matter in Q2 of 2020.
Stock-based compensation (SBC) expenses for the year increased 33% to $630 million, representing 12% of revenue. We grew headcount by approximately 2,000 employees, or 35%, in 2021, and ended the year with more than 7,500 employees and a concentration in engineering, product, design, and research.
For fiscal 2021, we reported a net loss of $221 million, net margin of -4%, and diluted EPS of -$0.28. As a reminder, in FY20, we reported a net loss of $1.14 billion, including a deferred tax asset valuation allowance of $1.10 billion and corresponding non-cash income tax expense based primarily on cumulative taxable losses driven primarily by COVID-19, representing a net margin of -31% and diluted EPS of -$1.44.
Net cash from operating activities in 2021 was $633 million, down 36% from $993 million in the year ago period, reflecting the cash payment associated with the one-time litigation-related net charge announced in Q3. Capital expenditures in 2021 totaled $1.00 billion, an increase of 16% from 2020. A significant portion of our 2020 and 2021 capital expenditures was driven by the buildout of our new data center, which is largely complete and has begun to serve traffic. We reported negative adjusted free cash flow of $370 million in 2021, compared to a positive adjusted free cash flow of $129 million in 2020.

Q4 2021

Revenue

Total revenue was $1.57 billion in Q4, up 22% or 23% on a constant currency basis. US revenue was $885 million, an increase of 21%. Total international revenue was $683 million, an increase of 23% or 26% on a constant currency basis. Japan, our second largest market, reported revenue of $194 million, up 10%.

Total advertising revenue was $1.41 billion, an increase of 22% or 24% on a constant currency basis.
Key results to note:

•By region, US advertising revenue totaled $785 million, an increase of 21% compared to a year-over-year increase of 51% last quarter. International ad revenue was $628 million, up 24% or 27% on a constant currency basis, compared to a year-over-year increase of 30% last quarter.

•By advertiser objective, we saw strong momentum in DR. DR revenue grew faster than overall ad revenue in Q4, reflecting strong performance in MAP, particularly in higher cost-per-install categories, including gambling, cryptocurrency, and retail. As an example, Voyager launched a new promotion on Twitter to drive app installs and reach crypto enthusiasts in a competitive market, delivering almost 370 million impressions and a 112% increase in app installs.

•By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. Brands continued to launch new products and services on Twitter, with a strong average sell-through rate globally for takeover products in Q4. When GM Brazil launched its new Chevrolet Tracker, they launched a campaign on Twitter with Takeovers, and the message centered around women's empowerment. GM partnered with female Creators with diverse audiences and drove more than 100 million impressions, 24 million video views, and a 21% increase in positive sentiment.

•We also saw a strong contribution from SMB revenue in Q4, reflecting increased investments across sales and product, driving higher spend per advertiser in Q4. While relatively small as a share of revenue today, we believe small and mid-sized businesses remain a significant opportunity for Twitter.

Data licensing and other revenue totaled $154 million, an increase of 15%.

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(11) Includes a charge of $809.5 million to settle a shareholder class action lawsuit partially offset by the recognition of an insurance recovery of $5.8 million in the third quarter of 2021. In addition, during the quarter we recorded a benefit for insurance proceeds of $38.0 million related to the settlement of separate shareholder derivative lawsuits.

On January 1, 2022, we closed the sale of our MoPub business to AppLovin for $1.05 billion in cash. The sale of MoPub enables us to concentrate more of our efforts on the significant opportunity for performance-based advertising, SMB offerings, and commerce initiatives on Twitter.

To better reflect our strategic initiatives including the sale of MoPub and the launch of Twitter Blue, we will update the name of “Data Licensing and Other Revenue” to “Subscription and Other Revenue” starting in Q1’22. This revenue line will include subscription revenue from Twitter Blue and other subscription-related offerings as well as revenue from the Twitter Development Platform, formerly known as Developer and Enterprise Solutions (DES).

Looking ahead, we expect revenue from the Twitter Development Platform to be roughly flat in 2022, given the significant multi-year renewal cycle that we have completed with many of our largest data licensing customers. While very small as a percent of revenue today, we believe Twitter Blue and other subscription-related revenue represents a significant opportunity for Twitter over time.
Advertising Metrics

Total ad engagements decreased 12% due to a mix shift toward lower funnel ad formats and 15-second video views, which, although they have higher cost per engagement (CPE), generally have lower engagement rates.
CPE increased 39%, primarily driven by like-for-like price increases across most ad formats due to the impact of COVID last year, as well as a mix shift toward lower funnel ad formats and 15-second video views. As a reminder, CPE is an output of our ads auction process and will vary from one period to another based on geographic performance, auction dynamics, the strength of demand for various ad formats, and campaign objectives.
Expenses
Total costs and expenses (including cost of revenue and all operating expenses) grew to $1.40 billion in Q4. Expense growth of 35% was in line with our expectations and driven by headcount growth, higher sales-related expenses, infrastructure costs, and increased marketing expenses.
By function:

•Cost of revenue grew 19% to $515 million, driven by data center, revenue share, public cloud, and labor-related expenses.

•Research and development expenses grew 50% to $372 million, primarily due to higher personnel-related costs as we continue to focus investments in engineering, product, design, and research.

•Sales and marketing expenses grew 39% to $338 million, primarily due to increased marketing expenses, higher personnel-related costs, and higher sales commissions.

•General and administrative expenses increased 55% to $174 million, primarily due to higher personnel-related costs and professional fees.

SBC expenses grew 38% to $177 million, primarily due to increased headcount, and were approximately 11% of total revenue. We ended Q4 with more than 7,500 employees worldwide, up 35% year over year.

Operating income was $167 million, or 11% of total revenue. This compares to operating income of $252 million and an operating margin of 20% for the same period in 2020.

We delivered net income of $182 million in Q4, representing a net margin of 12% and diluted EPS of $0.21. This compares to net income of $222 million, representing a net margin of 17% and diluted EPS of $0.27 in the same period of the previous year.
Balance Sheet and Statement of Cash Flows

We ended the quarter with approximately $6.39 billion in cash, cash equivalents, and marketable securities. Net cash used in operating activities in the quarter was $528 million, reflecting the cash payment associated with the one-time litigation-related net charge announced in Q3, compared to net cash provided by operating activities of $330 million in the same period last year.

Capital expenditures totaled $138 million, down 53% year over year, due to our initial infrastructure investments in Q4’20 related to our latest data center build-out, as well as delays in equipment delivery in Q4’21 due to supply chain disruptions.

We reported a negative adjusted free cash flow of $667 million, compared to positive adjusted free cash flow of $38 million in the same period last year. As a reminder, while the one-time litigation-related net charge announced on September 20, 2021, was recognized in Q3, the cash payment occurred in Q4.

We repurchased $266 million of stock during Q4 via our share repurchase program announced last year, bringing our total repurchase to $1.18 billion to date.
Monetizable Daily Active Usage

Average mDAU was 217 million, an increase of 13%, primarily driven by ongoing product improvements and global conversation around current events. We grew US mDAU by 2% and international mDAU by 15%.
By region:
•Average US mDAU was 38 million for Q4, compared to 37 million in the same period of the previous year and 37 million in Q3.

•Average international mDAU was 179 million for Q4, compared to 155 million in the same period of the previous year and 174 million in Q3.

Outlook

For Q1’22, we expect:

•Total revenue to be between $1.17 billion and $1.27 billion.

•GAAP operating loss to be between $225 million and $175 million.

For FY22, we expect:

•Stock-based compensation expense to be between $900 million and $925 million.

•Capital expenditures to be between $900 million and $950 million.

Note that our outlook for Q1 and the full year 2022 reflects foreign exchange rates as of January 2022.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Appendix
Fourth Quarter and Full-Year 2021 Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, February 10, 2022, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the fourth quarter and full fiscal year 2021. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @paraga, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
First Quarter 2022 Earnings Release Details

Twitter expects to release financial results for the first quarter of 2022 on April 28, 2022. Twitter will host a conference call on the same day to discuss these financial results at 5am Pacific Time (8am Eastern Time).
About Twitter, Inc.

Twitter (NYSE: TWTR) is what’s happening and what people are talking about right now. To learn more, visit about.twitter.com and follow @Twitter. Let’s talk.

A Note About Metrics

Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com, Twitter applications that are able to show ads, or paid Twitter products, including subscriptions. We updated our mDAU definition in the fourth quarter of 2021 to also include “paid Twitter products, including subscriptions”, so this key metric continues to accurately reflect our audience as our products evolve. This change had no material impact on the number of mDAU reported in the fourth quarter of 2021, and is unlikely to do so in the near future. This change is effective for the fourth quarter of 2021 and for future periods, and it did not affect prior periods. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.

The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the fourth quarter of 2021 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.

In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.

We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance, and long-term revenue and mDAU goals, retention and growth rates, and strategies to improve financial and operating performance; the impact of the COVID-19 pandemic and related responses of businesses and governments to the pandemic, on Twitter’s operations and personnel, on commercial activity and advertiser demand across Twitter’s platform, and on Twitter’s operating results, as well as on worldwide and regional economies; Twitter’s anticipated strategies, and product and business plans, including the expected benefits of its organizational structuring; Twitter’s priorities, product initiatives, and product development plans, including its full funnel marketing support and the expected benefits of the next-generation MAP and direct response ad format efforts, as well as plans for Creators and various product changes related to health and safety; Twitter’s expectations and strategies regarding the growth of its revenue, including the drivers of such growth and future performance advertising revenue, market share, audience, and engagement (including, in each case, any potential impact of COVID-19), advertiser base and spending, and allocation of resources; Twitter’s expectations regarding future capital expenditures, headcount growth and other expenses, including its SBC expenses; and Twitter’s expectations regarding share repurchases, including the timing and amount of repurchases, its intentions regarding an accelerated share repurchase, and its strategies to fund the repurchase program. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition, and operating results and the achievement of our strategic objectives, as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations or fail to drive mDAU growth; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted income from operations, adjusted operating margin, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal year and quarter ended December 31, 2021, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income (loss) as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP diluted share count. Non-GAAP diluted share count is GAAP basic share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain, if any. We have presented adjusted income from operations solely to exclude the one-time net charge related to litigation in 2021, and no other adjustments were made in the calculation of this measure. Adjusted operating margin is calculated by dividing adjusted operating income by GAAP revenue. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted income from operations, and adjusted operating margin provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance.

Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted income from operations, and adjusted operating margin help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges.

In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:	Press:

ir@twitter.com	press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$2,186,549	$1,988,429
Short-term investments	4,207,133	5,483,873
Accounts receivable, net	1,217,404	1,041,743
Prepaid expenses and other current assets	266,484	123,063
Assets held for sale	40,800	—
Total current assets	7,918,370	8,637,108
Property and equipment, net	2,082,160	1,493,794
Operating lease right-of-use assets	1,195,124	930,139
Intangible assets, net	69,324	58,338
Goodwill	1,301,520	1,312,346
Deferred tax assets, net	1,148,573	796,326
Other assets	344,445	151,039
Total assets	$14,059,516	$13,379,090
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$203,171	$194,281
Accrued and other current liabilities	918,350	663,532
Convertible notes, short-term	—	917,866
Operating lease liabilities, short-term	222,346	177,147
Total current liabilities	1,343,867	1,952,826
Convertible notes, long-term	3,559,023	1,875,878
Senior notes, long-term	693,996	692,994
Operating lease liabilities, long-term	1,071,209	819,748
Deferred and other long-term tax liabilities, net	40,691	31,463
Other long-term liabilities	43,531	36,099
Total liabilities	6,752,317	5,409,008
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,432,112	9,167,138
Treasury stock	(5,295)	(5,297)
Accumulated other comprehensive loss	(117,320)	(66,094)
Accumulated deficit	(1,002,302)	(1,125,669)
Total stockholders’ equity	7,307,199	7,970,082
Total liabilities and stockholders’ equity	$14,059,516	$13,379,090

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$1,567,220	$1,289,041	$5,077,482	$3,716,349
Costs and expenses
Cost of revenue	515,091	432,924	1,797,510	1,366,388
Research and development	371,884	247,940	1,246,704	873,011
Sales and marketing	338,398	244,002	1,175,970	887,860
General and administrative (1)	174,472	112,251	584,336	562,432
Litigation settlement, net (2)	—	—	765,701	—
Total costs and expenses	1,399,845	1,037,117	5,570,221	3,689,691
Income (loss) from operations	167,375	251,924	(492,739)	26,658
Interest expense	(10,824)	(40,166)	(51,186)	(152,878)
Interest income	7,355	13,101	35,683	88,178
Other income (expense), net	20,759	(840)	97,129	(12,897)
Income (loss) before income taxes	184,665	224,019	(411,113)	(50,939)
Provision (benefit) for income taxes	2,971	1,903	(189,704)	1,084,687
Net income (loss)	$181,694	$222,116	$(221,409)	$(1,135,626)
Net income (loss) per share:
Basic	$0.23	$0.28	$(0.28)	$(1.44)
Diluted	$0.21	$0.27	$(0.28)	$(1.44)
Numerator used to compute net income (loss) per share:
Basic	$181,694	$222,116	$(221,409)	$(1,135,626)
Diluted	$184,589	$222,116	$(221,409)	$(1,135,626)
Weighted-average shares used to compute net income (loss) per share:
Basic	799,370	793,789	797,573	787,861
Diluted	865,030	816,368	797,573	787,861

(1) In the second quarter of 2020, we recorded $150 million in general and administrative expenses in the consolidated statements of operations related to a draft complaint from the Federal Trade Commission.

(2) In the third quarter of 2021, we entered into an agreement to settle a shareholder class action lawsuit and recorded a charge of $809.5 million partially offset by the recognition of an insurance recovery of $5.8 million. In addition, during the third quarter we recorded a benefit for insurance proceeds of $38.0 million related to the settlement of separate shareholder derivative lawsuits.

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities
Net income (loss)	$181,694	$222,116	$(221,409)	$(1,135,626)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	145,536	128,708	544,848	495,177
Stock-based compensation expense	176,531	128,184	629,901	474,932
Amortization of discount on convertible notes	—	27,000	—	101,733
Bad debt expense	(874)	1,914	1,560	18,775
Deferred income taxes	(5,985)	(4,596)	(228,774)	(36,978)
Deferred tax assets valuation allowance establishment	—	—	—	1,101,374
Impairment (gain) on investments in privately-held companies	(24,651)	—	(101,445)	8,842
Other adjustments	1,454	(3,008)	2,975	(10,764)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(209,776)	(285,851)	(189,946)	(188,039)
Prepaid expenses and other assets	(43,107)	31,163	(121,501)	6,398
Operating lease right-of-use assets	59,396	46,288	219,287	168,000
Accounts payable	168	23,954	20,869	18,232
Accrued and other liabilities	(768,616)	46,848	260,475	123,345
Operating lease liabilities	(40,212)	(32,420)	(184,151)	(152,531)
Net cash provided by (used in) operating activities	(528,442)	330,300	632,689	992,870
Cash flows from investing activities
Purchases of property and equipment	(139,943)	(295,525)	(1,011,546)	(873,354)
Proceeds from sales of property and equipment	1,549	3,355	8,462	9,170
Purchases of marketable securities	(951,645)	(1,168,412)	(3,736,659)	(6,272,395)
Proceeds from maturities of marketable securities	623,514	987,343	3,811,768	4,554,238
Proceeds from sales of marketable securities	31,012	167,367	1,172,626	1,092,754
Purchases of investments in privately-held companies	(6,572)	(8,073)	(39,761)	(11,912)
Investments in Finance Justice Fund	(17,500)	—	(69,500)	—
Business combinations, net of cash acquired	(9,765)	(13,731)	(32,702)	(48,016)
Other investing activities	(41,680)	—	(50,065)	(11,050)
Net cash provided by (used in) investing activities	(511,030)	(327,676)	52,623	(1,560,565)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	1,437,500	1,000,000
Purchases of convertible note hedges	—	—	(213,469)	—
Proceeds from issuance of warrants concurrent with note hedges	—	—	161,144	—
Debt issuance costs	—	—	(16,769)	(14,662)
Repayment of convertible notes	—	—	(954,000)	—
Repurchases of common stock	(265,709)	(245,292)	(930,530)	(245,292)
Taxes paid related to net share settlement of equity awards	(5,270)	(4,243)	(26,982)	(22,587)
Payments of finance lease obligations	—	(2,489)	(565)	(23,062)
Proceeds from exercise of stock options	19	4,988	2,056	5,442
Proceeds from issuances of common stock under employee stock purchase plan	29,261	21,076	68,792	55,471
Net cash provided by (used in) financing activities	(241,699)	(225,960)	(472,823)	755,310
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,281,171)	(223,336)	212,489	187,615
Foreign exchange effect on cash, cash equivalents and restricted cash	(4,689)	10,849	(13,080)	(4,005)
Cash, cash equivalents and restricted cash at beginning of period	3,496,545	2,223,763	2,011,276	1,827,666
Cash, cash equivalents and restricted cash at end of period	$2,210,685	$2,011,276	$2,210,685	$2,011,276
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$12,640	$6,999	$12,640	$8,311
Changes in accrued property and equipment purchases	$(5,856)	$(78,767)	$(12,149)	$24,882
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$2,186,549	$1,988,429	$2,186,549	$1,988,429
Restricted cash included in prepaid expenses and other current assets	8,140	2,287	8,140	2,287
Restricted cash included in other assets	15,996	20,560	15,996	20,560
Total cash, cash equivalents and restricted cash	$2,210,685	$2,011,276	$2,210,685	$2,011,276

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Non-GAAP net income (loss):
Net income (loss) (1) (2)	$181,694	$222,116	$(221,409)	$(1,135,626)
Exclude: Provision (benefit) for income taxes	2,971	1,903	(189,704)	1,084,687
Income (loss) before income taxes	184,665	224,019	(411,113)	(50,939)
Exclude:
Stock-based compensation expense	176,531	128,184	629,901	474,932
Amortization of acquired intangible assets	10,577	5,585	41,224	23,569
Non-cash interest expense related to convertible notes (3)	—	27,000	—	101,733
Impairment (gain) on investments in privately-held companies	(24,651)	—	(101,445)	8,842
Non-GAAP income before income taxes	347,122	384,788	158,567	558,137
Non-GAAP provision (benefit) for income taxes (4)	63,132	71,762	(6,735)	1,246,706
Non-GAAP net income (loss)	$283,990	$313,026	$165,302	$(688,569)
Non-GAAP diluted net income (loss) per share:
Non-GAAP net income (loss)	$283,990	$313,026	$165,302	$(688,569)
Plus: interest expense on convertible notes, net of tax (5)	2,895	—	3,787	—
Numerator used to compute non-GAAP diluted net income (loss) per share	$286,885	$313,026	$169,089	$(688,569)
GAAP diluted shares (6)	865,030	816,368	797,573	787,861
Non-GAAP dilutive securities (7)	—	—	32,398	—
Non-GAAP diluted shares	865,030	816,368	829,971	787,861
Non-GAAP diluted net income (loss) per share	$0.33	$0.38	$0.20	$(0.87)
Adjusted EBITDA:
Net income (loss) (1) (2)	$181,694	$222,116	$(221,409)	$(1,135,626)
Exclude:
Stock-based compensation expense	176,531	128,184	629,901	474,932
Depreciation and amortization expense	145,536	128,708	544,848	495,177
Interest and other expense (income), net	(17,290)	27,905	(81,626)	77,597
Provision (benefit) for income taxes	2,971	1,903	(189,704)	1,084,687
Adjusted EBITDA	$489,442	$508,816	$682,010	$996,767
Stock-based compensation expense by function:
Cost of revenue	$11,724	$8,687	$45,203	$32,020
Research and development	111,978	76,406	381,961	281,092
Sales and marketing	28,343	25,176	112,990	98,748
General and administrative	24,486	17,915	89,747	63,072
Total stock-based compensation expense	$176,531	$128,184	$629,901	$474,932
Amortization of acquired intangible assets by function:
Cost of revenue	$6,953	$5,585	$28,012	$23,569
Research and development	2,624	—	11,812	—
Sales and marketing	1,000	—	1,400	—
Total amortization of acquired intangible assets	$10,577	$5,585	$41,224	$23,569
Non-GAAP costs and expenses:
Total costs and expenses	$1,399,845	$1,037,117	$5,570,221	$3,689,691
Exclude:
Stock-based compensation expense	(176,531)	(128,184)	(629,901)	(474,932)
Amortization of acquired intangible assets	(10,577)	(5,585)	(41,224)	(23,569)
Total non-GAAP costs and expenses	$1,212,737	$903,348	$4,899,096	$3,191,190
Adjusted free cash flow:
Net cash provided by (used in) operating activities (8)	$(528,442)	$330,300	$632,689	$992,870
Less: purchases of property and equipment	(139,943)	(295,525)	(1,011,546)	(873,354)
Plus: proceeds from sales of property and equipment	1,549	3,355	8,462	9,170
Adjusted free cash flow	$(666,836)	$38,130	$(370,395)	$128,686

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
(Continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Adjusted income from operations:
Income (loss) from operations	$167,375	$251,924	$(492,739)	$26,658
Exclude: litigation settlement, net (1)	—	—	765,701	—
Adjusted income from operations	$167,375	$251,924	$272,962	$26,658

(1) In the third quarter of 2021, we entered into an agreement to settle a shareholder class action lawsuit and recorded a charge of $809.5 million partially offset by the recognition of an insurance recovery of $5.8 million. In addition, during the third quarter we recorded a benefit for insurance proceeds of $38.0 million related to the settlement of separate shareholder derivative lawsuits.

(2) In the second quarter of 2020, we recorded $150 million in general and administrative expenses in the consolidated statements of operations related to a draft complaint from the Federal Trade Commission.

(3) We adopted the new accounting standard update to simplify the accounting for convertible debt on January 1, 2021 using the modified retrospective method. The adoption eliminates the non-cash interest expense related to the conversion features of the convertible notes beginning in the first quarter of 2021.

(4) The non-GAAP provision for income taxes for the year ended December 31, 2020 includes a provision for income taxes of $1.11 billion related to the establishment of a valuation allowance against deferred tax assets.

(5) In the three months ended December 31, 2021, interest expense on the 2024 convertible notes, 2025 convertible notes, and 2026 convertible notes, net of any income tax effects, are added back to the numerator for purposes of the if-converted method used to calculate non-GAAP diluted net income per share upon adoption of the new accounting standard update to simplify the accounting for convertible debt as of January 1, 2021. In the year ended December 31, 2021, interest expense on the 2024 convertible notes, net of any income tax effects, is added back to the numerator for purposes of the if-converted method used to calculate non-GAAP diluted net income per share upon adoption of the new accounting standard update to simplify the accounting for convertible debt as of January 1, 2021. The 2024 convertible notes are the only convertible notes with a dilutive effect on the calculation of non-GAAP diluted net income per share for the year ended December 31, 2021.

(6) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks, the convertible notes, and warrants. There is no dilutive effect of the common stock instruments, the convertible notes, or the related hedge and warrant transactions in the years ended December 31, 2021 and 2020 due to the GAAP net loss position in those periods. GAAP diluted shares in the three months ended December 31, 2021 reflects the dilutive effect of the 2024 convertible notes, 2025 convertible notes, and 2026 convertible notes upon adoption of the new accounting standard update to simplify the accounting for convertible debt as of January 1, 2021. There is no dilutive effect of the notes in the three months ended December 31, 2020, or the related hedge and warrant transactions in the three months ended December 31, 2021 and 2020.

(7) In the year ended December 31, 2021, the 2024 convertible notes and certain of the common stock instruments were included in the computation of non-GAAP diluted shares as the effect of including these shares in the calculation is dilutive.

(8) Net cash used in operating activities in the three months ended December 31, 2021 reflects a $809.5 million payment we made to settle a shareholder class action lawsuit.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect (1):
Revenue	$1,567	$1,289	$5,077	$3,716
Foreign exchange effect on 2021 revenue using 2020 rates	16		(12)
Revenue excluding foreign exchange effect	$1,583		$5,065
Revenue year-over-year change percent	22%		37%
Revenue excluding foreign exchange effect year-over-year change percent	23%		36%

Advertising revenue	$1,413	$1,155	$4,506	$3,207
Foreign exchange effect on 2021 advertising revenue using 2020 rates	16		(12)
Advertising revenue excluding foreign exchange effect	$1,429		$4,494
Advertising revenue year-over-year change percent	22%		40%
Advertising revenue excluding foreign exchange effect year-over-year change percent	24%		40%

Data licensing and other revenue	$154	$134	$572	$509
Foreign exchange effect on 2021 data licensing and other revenue using 2020 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$154		$572
Data licensing and other revenue year-over-year change percent	15%		12%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	15%		12%

International revenue	$683	$556	$2,242	$1,638
Foreign exchange effect on 2021 international revenue using 2020 rates	16		(12)
International revenue excluding foreign exchange effect	$699		$2,230
International revenue year-over-year change percent	23%		37%
International revenue excluding foreign exchange effect year-over-year change percent	26%		36%

International advertising revenue	$628	$509	$2,047	$1,469
Foreign exchange effect on 2021 international advertising revenue using 2020 rates	16		(12)
International advertising revenue excluding foreign exchange effect	$644		$2,035
International advertising revenue year-over-year change percent	24%		39%
International advertising revenue excluding foreign exchange effect year-over-year change percent	27%		39%

(1) The sum of individual amounts may not always equal total amounts indicated due to rounding.